SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

The Securities Exchange Act of 1934

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NEVADA GOLD HOLDINGS, INC.

(Name of Registrant As Specified In Its Charter)

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NEVADA GOLD HOLDINGS, INC.

800 East Colorado Blvd., Suite 888

Pasadena, CA 91101

NOTICE OF ACTION TAKEN PURSUANT TO WRITTEN CONSENT
OF STOCKHOLDERS IN LIEU OF A MEETING

To the Stockholders of Nevada Gold Holdings, Inc.:

Notice is hereby given that stockholders holding a majority of our outstanding common stock, pursuant to a written consent, dated July 7, 2011, have authorized and approved amendments to our Certificate of Incorporation:

1.	To change our name to “Global Hybrid Technologies, Inc.;” and

2.	To effect a one-for-fifty (1:50) reverse stock split of our common stock, $0.001 par value per share.

The amendments to our Certificate of Incorporation were approved on July 1, 2011 by our Board of Directors.

The amendments to our Certificate of Incorporation will not be effective until the Certificate of Amendment is filed with the Secretary of State of the State of Delaware.  We intend to file the Certificate of Amendment twenty (20) calendar days after the accompanying Information Statement is first mailed to our stockholders, or, if later, the date on which we receive approval of such changes from FINRA.

No action is required by you. The accompanying Information Statement is furnished only to inform you of the actions described above before they take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.  This Information Statement is being mailed to you on or about July 18, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK HAVE ALREADY APPROVED THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION BY WRITTEN CONSENT IN LIEU OF A MEETING.  SUCH WRITTEN CONSENT IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENTS UNDER DELAWARE LAW AND NO ADDITIONAL VOTING WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

Dated: July 8, 2011

By Order of the Board of Directors,

/s/Vincent Wang
Vincent Wang, Secretary

NEVADA GOLD HOLDINGS, INC.

800 E. Colorado Blvd., Suite 888

Pasadena, CA 91101

INFORMATION STATEMENT

July 8, 2011

This Information Statement is being furnished to stockholders of Nevada Gold Holdings, Inc., a Delaware corporation (“we” or “us”), to advise you of corporate action approved without a meeting by less than unanimous written consent of our stockholders.  Such corporate action is the adoption of an amendment to our Certificate of Incorporation (i) to change our company’s name to “Global Hybrid Technologies, Inc.” and (ii) to effect a one-for-fifty (1:50) reverse stock split of our common stock, $0.001 par value per share (the “Charter Amendments”).  Approval of the Charter Amendments requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon.  There are no dissenters’ rights applicable to the Charter Amendments.

A copy of the Certificate of Amendment to our Certificate of Incorporation to be filed in connection with the Charter Amendments is attached to this Information Statement as Appendix A.

We are sending this Information Statement to our stockholders as of the close of business on July 1, 2011. As of such date, there were outstanding 42,865,074 shares of our common stock.

Our Board of Directors has approved and Far East Golden Resources Investment Limited, a stockholder holding 30,000,000 (approximately 70%) of our outstanding common stock, has consented in writing to the Charter Amendments.  Accordingly, all corporate actions necessary to authorize the Charter Amendment have been taken.  Under Section 228 of the Delaware General Corporation Law (“DGCL”), any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least a majority of the voting power that would be necessary to authorize or take such action at a meeting.

In accordance with regulations under the Securities Exchange Act of 1934, as amended, the Charter Amendments will not become effective until at least twenty (20) days after we have mailed this Information Statement to our stockholders.  Promptly following the expiration of this 20-day period and our receipt of approval of such actions from FINRA, we intend to file a Certificate of Amendment to our Certificate of Incorporation to effect the Charter Amendments.  The proposed company name change and reverse stock split will become effective at the time of the filing of the Charter Amendments.

PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our executive offices are located at 800 East Colorado Blvd., Suite 888, Pasadena, CA 91101.

This Information Statement is first being sent or given to the holders of our outstanding common stock, our only class of voting securities outstanding, on or about July 18, 2011.  Each holder of record of shares of our common stock at the close of business on July 1, 2011 is entitled to receive a copy of this Information Statement.

FREQUENTLY ASKED QUESTIONS

The following questions and answers are intended to respond to frequently asked questions concerning the actions approved by our Board of Directors and a majority of the persons entitled to vote.  These questions do not, and are not intended to, address all the questions that may be important to you.  You should carefully read the entire Information Statement, as well as its appendices and the documents incorporated by reference in this Information Statement.

Q:           WHY AREN'T WE HOLDING A MEETING OF STOCKHOLDERS?

A:           Under the DGCL, the Charter Amendments may be approved by the written consent of a majority of the voting interests entitled to vote.  Since we have already received written consents representing the necessary number of votes, it is not necessary to hold a stockholders’ meeting and such meeting would represent a substantial and avoidable expense.

Q:           WHAT IS THE PURPOSE OF THE CHARTER AMENDMENT TO CHANGE OUR COMPANY NAME?

A:           Our Board of Directors has determined that the change of our name to “Global Hybrid Technologies, Inc.” is in the best interests of our stockholders and will more accurately reflect, and assist us to engage in, our new business strategy.

Q:           WHAT IS THE PURPOSE OF THE CHARTER AMENDMENT TO EFFECT A 1-FOR-50 REVERSE STOCK SPLIT?

A:           Generally, the effect of a reverse stock split is to increase the market price per share by reducing the number of outstanding shares.  Our Board of Directors believes that having fewer outstanding shares may encourage investor interest and improve the marketability and liquidity of our common stock.

Q:           HOW WILL THE REVERSE STOCK SPLIT AFFECT THE 2008 PLAN?

A:           Outstanding option awards granted under the 2008 Plan will be adjusted as a result of the Reverse Split to reduce the number of shares issuable upon exercise and to increase the exercise price per share, in each case, by a factor of 50 (i.e. proportionally to the reverse stock split).  We currently have outstanding options under the 2008 Plan to purchase an aggregate of 83,333 shares of our common stock at a weighted-average exercise price of approximately $2.00 per share.  Immediately following the Reverse Split, such options will be exercisable to purchase an aggregate of 1,667 shares of our common stock at a weighted-average exercise price of approximately $100.03.  The number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the Reverse Split.

Q:           CAN I REQUIRE YOU TO PURCHASE MY STOCK?

A:           No.  Under the DGCL, you are not entitled to appraisal and purchase of your stock as a result of the Charter Amendments.

Q:           WHO WILL PAY THE COSTS OF THE CHARTER AMENDMENTS?

A:           We will pay all of the costs of the Charter Amendments, including distributing this Information Statement.  We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our common stock.  We are not soliciting any proxies and will not contract for other services in connection with the stockholder action approving the Charter Amendments.

CHANGE OF COMPANY NAME

Our Board of Directors and stockholders who hold a majority of our outstanding common shares have approved an amendment to our Certificate of Incorporation to change the company name to “Global Hybrid Technologies, Inc.”

Our Board of Directors has determined that this name change is in the best interests of our stockholders and will more accurately reflect, and allow us to engage in, our new business strategy as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2011.

1-FOR-50 REVERSE STOCK SPLIT

Our Board of Directors and stockholders holding a majority of our outstanding common shares have approved an amendment to our Certificate of Incorporation to effect a one-for-fifty (1:50) reverse stock split of our common stock (the “Reverse Split”).

Pursuant to the Reverse Split, each fifty (50) shares of our common stock registered in the name of a stockholder at the effective time of the Reverse Split will be converted into one share of our common stock.  As permitted under Delaware law, shares of common stock that would be converted into less than one share in the Reverse Split will instead, at the Company’s election, either be converted into the right to receive a cash payment or be rounded up to the next whole number as described below.

Our Board of Directors has the discretion to determine if and when to effect the Reverse Split and may abandon the Reverse Split.  We expect to consummate the Reverse Split as soon as possible after (a) twenty (20) days have passed from the commencement of mailing this Information Statement, and (b) we receive necessary approvals from FINRA.

The Reverse Split and name change will only become effective upon filing the Certificate of Amendment.

Purposes of the Reverse Stock Split

Generally, the effect of a reverse stock split is to increase the market price per share by reducing the number of outstanding shares.  A reverse stock split typically does not increase the aggregate market value of all outstanding shares.  Our Board of Directors believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our common stock.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.

Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Our Board of Directors believes that the anticipated higher market price resulting from a reverse split may reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage firms described above.  Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Our Board of Directors also believes that the Reverse Split will afford the Company additional flexibility in consummating potential future financing and/or strategic transactions without the need for further stockholder approval.  One consequence of the Reverse Split will be an increase in the ratio of the number of shares of our common stock that are authorized but unissued to the number of shares that are issued and outstanding.  This will enable our Board of Directors to issue a greater multiple of our currently outstanding common stock without seeking stockholder approval to increase the total number of authorized shares.

Potential Risks of the Reverse Stock Split

Following the Reverse Split, there can be no assurance that the bid price of our common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from such Reverse Split.  In other words, there can be no assurance that the post-split market price of our Common Stock would be fifty (50) times the pre-split market price.  Accordingly, the total market capitalization of our common stock after the proposed Reverse Split may be lower than the total market capitalization before the proposed Reverse Split.

Additionally, the liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the Reverse Split.  Although our Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by any increased investor interest in our common stock resulting from a higher per share price.

Principal Effects of a Reverse Stock Split

Common Stock

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act.  We do not expect the Reverse Split to affect the registration of our common stock under the Exchange Act.  Our common stock is currently quoted on the OTC Bulletin Board, and the Reverse Split will not be implemented until we receive the requisite approval from FINRA.

After the effective date of the Reverse Split, each stockholder will own fewer shares of our common stock.  However, the Reverse Split will generally affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the Reverse Split results in any of our stockholders receiving cash or whole shares in lieu of fractional shares as described below.  Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Split other than as a result of the payment of cash (or rounding up) in lieu of issuing fractional shares.  Further, the number of stockholders of record will not be affected by a Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split, as discussed below.

The Reverse Split may result in some stockholders owning “odd-lots” of fewer than 100 shares of our common stock.  Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.  The Reverse Split would not change the number of authorized shares of our common stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

These additional shares of common stock would be available for issuance from time to time for corporate purposes, such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock.  We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities.  If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our common stock for such purposes.

These proposals have been prompted solely by the business considerations discussed in the preceding paragraphs.  Nevertheless, the additional shares of our common stock that would become available for issuance following the Reverse Split could also be used by our management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.  For example, without further stockholder approval, our Board of Directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Our Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control, and the proposal was not adopted to thwart any such efforts.

The following table depicts the prospective effects of the Reverse Split on the number of shares of our common stock outstanding, the number of shares of our common stock reserved for future issuance and the number of authorized but unissued and unreserved shares of our common stock that would be available for issuance after the Reverse Split.  The number of shares of our common stock authorized for issuance under our Certificate of Incorporation, which is 300,000,000 shares, would remain unaffected by the Reverse Split.

	Common Stock Outstanding (1)	Shares Reserved for Issuance (2)	Shares Available for Issuance (3)
Prior to the Reverse Split	42,865,074	3,000,000	254,134,926
Pro-forma the Reverse Split	875,302	60,000	299,064,698

(1)	Does not give effect to changes that may result from paying cash or the rounding up to the nearest whole share in lieu of issuing fractional shares pursuant to the Reverse Split.

(2)	Represents the total number of shares of common stock reserved for issuance pursuant to stock option plans.

(3)
Represents the total number of shares of authorized Common Stock that will be neither outstanding nor reserved for issuance, but without giving effect to any changes resulting from the payment of cash or rounding up in lieu of issuing fractional shares in the Reverse Split.

Options and Warrants

We currently have no outstanding warrants to purchase shares of our common stock.  We currently have outstanding options under the 2008 Plan to purchase an aggregate of 83,333 shares of our common stock at a weighted-average exercise price of approximately $2.00 per share.  Immediately following the Reverse Split, such options will be exercisable to purchase an aggregate of 1,667 shares of our common stock at a weighted-average exercise price of approximately $100.03.  The number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the Reverse Split.

Fractional Shares

No fractional shares of our Common Stock will be issued as a result of the Reverse Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by (50) fifty, upon surrender to the exchange agent of the certificates representing such fractional shares, shall be entitled to receive cash shares rounded up to a whole share as described below.

In lieu of issuing fractional shares, we intend to make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Split and sell these whole shares as soon as possible after the effective date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder its ratable portion of the sale proceeds; or (iii) elect to round fractions up to the nearest whole share.

Implementation and Exchange of Stock Certificates

We will file an amendment to our Certificate of Incorporation with the Delaware Secretary of State, and the Reverse Split will become effective at the time specified in such Certificate of Amendment, which we refer to as the effective date.

As of the effective date of the Reverse Split, each certificate representing shares of our common stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the Reverse Split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange.  All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

Our transfer agent, Continental Stock Transfer & Trust Company, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective date, stockholders and holders of securities exercisable for our common stock would be notified of the effectiveness of the Reverse Split.  Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Split.  Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their shares.  No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of shares resulting from the Reverse Split.  Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Dissenters' Rights

In connection with the approval of the Reverse Split, you and our other stockholders will not have a right to dissent and obtain payment for their shares under the DGCL or our Certificate of Incorporation or By-laws.

Tax Consequences

The following discussion sets forth the material United States federal income tax consequences that management believes will apply to us and our stockholders who are United States holders at the effective time of the Reverse Split.  This discussion does not address the tax consequences of transactions effectuated prior to or after the Reverse Split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock.  Furthermore, no foreign, state or local tax considerations are addressed herein.  For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a stockholder upon his or her exchange of pre-reverse split shares for post-reverse split shares. The aggregate tax basis of the post-reverse split shares received in any reverse split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse split shares exchanged therefor.  The stockholder’s holding period for the post-reverse split shares will include the period during which the stockholder held the pre-reverse split shares surrendered in a reverse split.

A stockholder who receives cash in lieu of a fractional share that would otherwise be issued in a typical reverse split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The stockholder will then be deemed to have sold that fractional share back to us for the cash actually received.  The receipt of cash in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share.  Gain or loss will generally be a capital gain or loss.  Capital gain of a non-corporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year.  Deduction of capital losses are subject to limitation.

We should not recognize any gain or loss as a result of the Reverse Split.

Financial Information

Our audited consolidated financial statements and accompanying notes filed with our Annual Report (our “Annual Report”) on Form 10-K for the year ended December 31, 2010, as amended, are incorporated herein by reference.

Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report on Form 10-Q (our “Quarterly Report”) for the period ended March 31, 2011, are incorporated herein by reference.

Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part II of our Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

We are not calling a meeting of our stockholders, and we do not expect representatives of GBH CPAs, the independent registered public accounting firm, which audited our financial statements for the year ended December 31, 2010 to be available to respond to questions in connection with the written consents of stockholders relating to the Charter Amendments.

Incorporation of Certain Information by Reference

We are incorporating the following information into this Information Statement by reference:

•	Our audited consolidated financial statements and accompanying notes filed with our Annual Report;

•	Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report;

•	Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	Item 2 of Part II of our Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Where You Can Find More Information

We are required to comply with the reporting requirements of the Securities Exchange Act.  For further information about us, you may refer to our Annual Report and our Quarterly Report, copies of which are enclosed herewith.

You can review these filings at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.  These filings are also available electronically on the World Wide Web at http://www.sec.gov.

July 8, 2011

By Order of the Board of Directors

/s/Vincent Wang
Vincent Wang, Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

NEVADA GOLD HOLDINGS, INC.

Under Section 242 of the Delaware General Corporation Law

NEVADA GOLD HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

FIRST:                       That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as amended to date (the “Amendment”), and declaring that such Amendment is advisable and that such Amendment should be submitted to the stockholders of the Corporation for approval.  The resolutions setting forth the proposed Amendment are as follows:

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation is amended as follows:

The name of the corporation is Global Hybrid Technologies, Inc.

RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Corporation is amended to add the following paragraph to the end thereof:

Reverse Stock Split.  Each fifty (50) of the issued and outstanding shares of Common Stock as of the time this amendment becomes effective (the ‘‘Split Effective Time’’), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall either:  (a) pay cash equal to such fraction multiplied by the fair market value of one share (equal to the average of the closing prices for a share of Common Stock for the last ten (10) trading days immediately prior to the Split Effective Time); or (b) round such fraction up to the next whole integer.  Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an ‘‘Old Certificate’’) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a ‘‘New Certificate’) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are exchangeable.  From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates and, to the extent the Corporation so elects, cash pursuant to the provisions hereof.  The amount of capital represented by the new shares in the aggregate at the Split Effective Time shall be adjusted by the transfer of One Tenth of One Cent ($0.001) from the capital account of the Common Stock to the additional paid in capital account for each share of Common Stock fewer outstanding immediately following the Reverse Split than immediately prior to the Reverse Split, such transfer to be made at the Split Effective Time.

SECOND:                  Thereafter, pursuant to resolutions of the Corporation’s Board of Directors, the Amendment was submitted to the stockholders of the Corporation for approval by written consent of Stockholders in lieu of a meeting, and Stockholders holding the necessary number of shares of the Corporation’s voting capital stock, as required by statute, consented in writing to the Amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                      Said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed as of this __ day of ____, 2011.

NEVADA GOLD HOLDINGS, INC.

By:
Vincent Wang, Secretary